Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2012 on the financial statements of Oncogenerix, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the five months ended December 31, 2011, and from February 2, 2011 (inception) to July 31, 2011, and from February 2, 2011 (inception) to December 31, 2011, included herein on the registration statement of DARA BioSciences, Inc. Forms S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Berman & Company, P.A.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

April 4, 2012